As filed with the Securities and Exchange Commission on December 5, 2007

Registration No. 333-144769

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4 – Post-Effective Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EURASIA ENERGY LIMITED

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	98-0414501 (I.R.S. Employer Identification No.)

Downiehills, Blackhills, Peterhead

Aberdeenshire, AB42 3LB, U.K. Scotland

Telephone:  +44 (0)7881-814431

(Address including zip code and telephone number, including area code of registrant's principal executive offices)

Gerald R. Tuskey, Personal Law Corporation

Suite 1003, 409 Granville Street

Vancouver, B.C., V6C 1T2   Canada   Telephone:  (604) 681-9588

(Name, address, including zip code and telephone number including area code, of agent for service)

Approximate date of commencement of proposed sale to the securities to the public:

As soon as practicable after this Registration Statement becomes effective (but no sooner than 20 business days after such effectiveness) and all other conditions to the conversion contemplated by the Plan of Conversion dated as of November 1, 2006 described in the enclosed Prospectus have been satisfied or waived.  No meeting of stockholders will be held with respect to the conversion.  Corporate action is being taken with the written consent of the majority of stockholders.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  [____]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ X ]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par value $0.001	24,315,135 shares	$0.45	$10,941,810.75	$335.91

(1)

The Registration Statement covers the maximum number of shares of Eurasia Energy Limited common stock that are expected to be issued in connection with the transactions described herein.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENTS SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-144769) of Eurasia Energy Limited is being filed solely to file a final version of Exhibit 4.2 indicated in “Part II – Index to Exhibits”.  Other than the addition of the exhibit and corresponding changes to the exhibit index and signature page, the remainder of the Form S-4 is unchanged.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Under Nevada Law, indemnification of officers and directors is permissible when a director performs his or her duties in good faith, in a manner the director believes to be in the best interests of the corporation and its shareholders and has met the requisite standard of care.

Article 8 of our Articles of Incorporation states that to the fullest extent permitted by law, no director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.

Article VI of our Bylaws provides that our corporation shall indemnify all directors and officers of our corporation for such expenses and liabilities, in such manner, under the circumstances and to such extent as permitted by the Nevada Revised Statutes, NRS 78.7502 and NRS 78.751 as now enacted or hereafter amended.  Unless otherwise approved by the board of directors of our company, our company shall not indemnify any employee of our corporation who is not otherwise entitled to indemnification pursuant to Article VI of our bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1*	Plan of Conversion dated November 1, 2006
3.1*	Articles of Incorporation, as filed with the Issuer's Form 10-SB (file no. 000-50608) filed on February 27, 2004 incorporated herein by reference
3.2*	Certificate of Amendment to Articles of Incorporation
3.3*	Articles of Continuance
3.4*	Bylaws of Eurasia Energy Limited
4.1*	Dissent and Appraisal Rights of the Nevada Revised Statutes
4.2	Form of Dissenter's Appraisal Notice
5.1*	Legal Opinion of Wigley & Associates
5.2*	Legal Opinion of Clark Wilson, LLP
8.1*	Opinion of Jay R. Eaton, Tax Counsel
10.1*	2006 Stock Option Plan
10.2*	2007 Stock Option Plan
13.1*	Unaudited financial statements for the quarter ended June 30, 2007
13.2*	Audited financial statements of Eurasia for the Year ended December 31, 2006.
23*	Consent of Peterson Sullivan, PLLC

*

Previously Filed

Undertakings

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement. provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on December 5, 2007.

Eurasia Energy Limited

/s/Nicholas W. Baxter

/s/Gerald R. Tuskey

Nicholas W. Baxter,

Gerald R. Tuskey,

President, C.E.O. and Director

C.F.O., Principal Accounting Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature

Title

Date

/s/Nicholas W. Baxter______

President, C.E.O.

December 5, 2007

Nicholas W. Baxter

and Director

/s/Gerald R. Tuskey_______

C.F.O., Director

December 5, 2007

Gerald R. Tuskey

Principal Accounting Officer